EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                           THREE MONTHS ENDED   SIX MONTHS ENDED
                                              JUNE 30, 2002       JUNE 30, 2002
                                           ------------------   ----------------
                                              (UNAUDITED)         (UNAUDITED)
Net Income (loss) .......................    $      412,618      $    1,122,392

Plus:
Interest expense ........................           163,119             379,345
Amortization of debt costs ..............            18,588              38,284
                                             --------------      --------------
Earnings ................................           594,325           1,540,021
                                             --------------      --------------

Interest expense and
amortization of debt costs ..............           181,707             417,629
Capitalized interest ....................           178,850             302,902
                                             --------------      --------------
Fixed Charges ...........................           360,557             720,531
                                             --------------      --------------
Ratio of earnings to fixed charges ......              1.65                2.14
                                             ==============      ==============




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